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                                                                    Exhibit 99.6

August 22, 2003

Board of Directors
Concord EFS, Inc.
2525 Horizon Lake Drive
Memphis, TN 38133

Re: Amendment No. 2 to Registration Statement on Form S-4 of First Data Corporation (Registration No. 333-105432)

Madame and Gentlemen:

Reference is made to our opinion letter, dated April 1, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.33 1/3 per share (the "Shares"), of Concord EFS, Inc. (the "Company") of the exchange ratio of 0.40 shares of common stock, par value $0.01 per share, of First Data Corporation ("First Data") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of April 1, 2003, among First Data, Monaco Subsidiary Corporation and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary - Concord's Financial Advisors Delivered Opinions to the Concord Board of Directors that, as of April 1, 2003, the Exchange Ratio of 0.40 was Fair, From a Financial Point of View, to Concord Shareholders," "The Proposed Merger - Background of the Merger," "The Proposed Merger - Concord's Reasons for the Merger" and "The Proposed Merger - Opinions of Concord's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned version of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any


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Board of Directors
Concord EFS, Inc.
August 22, 2003
Page Two

subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

 /s/ Goldman, Sachs & Co.
---------------------------

GOLDMAN, SACHS & CO.